As filed with the Securities and Exchange Commission on November 1, 2007
                           Registration No. 333-130056

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                                       ON
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Velocity Asset Management, Inc.
               (Exact name of registrant as specified in charter)

                                    Delaware
            (State or jurisdiction of incorporation or organization)

                                   65-0008442
                         (I.R.S. Employer Identification No.)

                               1800 Route 34 North
                             Building 4, Suite 404A
                                 Wall, NJ 07719
                                 (732) 556-9090
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                John C. Kleinert
                               1800 Route 34 North
                             Building 4, Suite 404A
                                 Wall, NJ 07719
                                 (732) 556-9090
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

           Steven A. Saide, Esq.              Bradley A. Haneberg, Esq.
           Brian Daughney, Esq.                   Kaufman & Canoles
          Sarah E. Williams, Esq.                Three James Center
      Ellenoff Grossman & Schole LLP      1051 East Cary Street, 12th Floor
     370 Lexington Avenue, 19th Floor         Richmond, Virginia 23219
         New York, New York 10017                 (804) 771-5700
             (212) 370-1300                     Fax: (804) 771-5777
           Fax: (212) 370-7889

      Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ] _________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
           Title of each class                                   Proposed maximum      Proposed maximum     Amount of
              of securities                   Amount to be            offering        aggregate offering   registration
            to be registered                   registered              price               price (1)           fee
-----------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share,
underlying preferred stock                    5,520,000(2)              (3)                   (3)              (3)

Preferred stock, par value $0.001,
underlying underwriter's warrants              120,000(4)             $12.00               1,440,000        $56.59

Common stock, par value $0.001 per share,
underlying preferred stock underlying
underwriter's warrants.                     480,000(2)(3)(5)            (3)                   (3)              (3)

Total                                                                                     $1,440,000        $56.59 (6)

----------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.
(2) Registered hereunder are 5,520,000 shares of common stock issuable upon conversion of preferred stock previously registered on Registration Statement on Form SB-2 (Commission File No. 333-130056) as amended by Registration Statement on Form SB-2 (Commission File No. 333-134132) (collectively, the "First Registration Statement"). Each share of preferred stock is convertible into approximately 4 shares of common stock (based on an initial conversion price of $2.50), subject to adjustments under certain circumstances. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment in the number of shares issuable as provided in certificate of designations of the preferred stock.
(3) The shares of common stock issuable upon conversion of the preferred stock previously registered on the First Registration Statement will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i).
(4) In connection with the sale of 1,380,000 shares of preferred stock previously registered on the First Registration Statement, we granted to the underwriter warrants to purchase up to 120,000 shares of preferred stock at a per share price equal to 120% of the public offering price per share, or $12.00 per share.
(5) Represents shares of common stock underlying warrants to purchase up to 120,000 shares of preferred stock which were issued to the underwriter. Each share of preferred stock is convertible into approximately 4 shares of common stock (based on an initial conversion price of $2.50), subject to adjustments under certain circumstances.

      Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment in the number of shares issuable as provided in certificate of designations of the preferred stock.
(6) No fee required because the sum of was $1,643.74 previously paid in connection with the First Registration Statement.

----------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                                EXPLANATORY NOTE

      This Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (Commission File No. 333-130056) as amended by Registration Statement on Form SB-2/A (Commission File No. 333-134132) (the "Registration Statement") is being filed pursuant to a Registration Statement on Form S-3 to provide a general update to the Registration Statement (including to bring current the registration of: (i) 5,520,000 shares of the Registrant's common stock underlying its Series A preferred stock and (ii) 120,000 shares of the Registrant's Series A Preferred stock underlying the Underwriter's Warrant and
(iii) 480,000 shares of the Registrant's common stock underlying the Series A Preferred stock underlying the Underwriter's Warrant. The Registration Statement was declared effective on May 15, 2006.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus                  Subject To Completion Dated ______, 2007

                                 [Velocity Logo]

                        6,000,000 Shares of Common Stock
                   120,000 Shares of Series A Preferred Stock

      In May 2006, we conducted a public offering of Series A Preferred Stock. The Series A Preferred Stock currently trades on the American Stock Exchange. Each Series A Preferred Stock is convertible into four shares of our common stock at $2.50 per share subject to adjustments under certain circumstances and provided, however, if after May 18, 2009 (a) the price of our common stock exceeds the conversion price of the Series A Preferred Stock by more than 35%, and (b) our common stock is traded on a national securities exchange, we may terminate the conversion right.

      We are filing the registration statement of which this prospectus forms a part in order to update the registration of the shares of common stock underlying our Series A Preferred Stock and the 120,000 shares of our Series A Preferred Stock underlying the underwriters warrant issued in connection with the Series A public offering, which we refer to herein as the Underwriters Warrant, received by Anderson & Strudwick, Incorporated, the underwriters in our 2006 public offering of Series A Preferred Stock, and its assignees. We refer to Anderson & Strudwick, Incorporated and such assignees collectively as A & S.

      To the extent the Underwriters Warrant is exercised in full, we will receive $1,440,000 in gross proceeds. Such proceeds, if any, will be used by us to fund our general corporate and working capital requirements.

      Our common stock and preferred stock are quoted on the American Stock Exchange under the symbols "JVI" and "JVI.PR", respectively. On October 29, 2007, the closing sales price for the common stock on the AMEX was $2.15 per share and the closing sales price for our Series A preferred stock was $10.90 per share.

      Our principal executive offices are located at 1800 Route 34 North, Building 4, Suite 404A, Wall, NJ 07719. Our telephone number is (732) 556-9090.

      An investment in the shares of our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 6 before you decide to purchase any shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is ______________, 2007.

                                TABLE OF CONTENTS

Incorporation of Certain Documents By Reference .......................    -ii-
Note on Forward Looking Statements ....................................   -iii-
Prospectus Summary ....................................................      1
Our Company ...........................................................      1
Risk Factors ..........................................................     14
Use of Proceeds .......................................................     27
Plan of Distribution ..................................................     27
Legal Matters .........................................................     27
Experts ...............................................................     27
Where You Can Find More Information ...................................     27
Disclosure of Commission Position on Indemnification for
  Securities Law Violations ...........................................     28

      You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

      We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, heretofore filed by us with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference, except as superseded or modified herein:

      1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on April 5, 2007;
      2. Our Amendment to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on June 18, 2007;
      3. Our Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2007, filed on August 9, 2007
      4.    Our Current Report on Form 8-K, filed on May 8, 2007;
      5.    Our Current Report on Form 8-K, filed on July 2, 2007;
      6.    Our Current Report on Form 8-K, filed on August 1, 2007;
      7.    Our Current Report on Form 8-K, filed on September 27, 2007
      8.    Our Current Report on form 8-K, filed on October 12, 2007
      9. The description of our common stock contained in our registration statement on Form 8-A filed on May 12, 2006, as amended August 7, 2007, and as it may be further amended from time to time.

      All documents filed by the registrant after the date of filing the initial registration statement on Form S-3 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Velocity Asset Management, Inc., 1800 Route 34 North, Building 4, Suite 404A, Wall, NJ 07719, Attention: James J. Mastriani.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                       NOTE ON FORWARD LOOKING STATEMENTS

      Certain statements contained in this prospectus constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). The words "believe," "expect," "anticipate," "intend," "estimate," "plan" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to:

      Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this report.

      We cannot give any guarantee that these plans, intentions or expectations will be achieved. All forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the "Risk Factors" section beginning on page 14 of this Registration Statement. Listed below and discussed elsewhere in this Annual Report are some important risks, uncertainties and contingencies that could cause our actual results, performances or achievements to be materially different from the forward-looking statements included in this Annual Report. These risks, uncertainties and contingencies include, but are not limited to, the following:

      o the availability for purchase of consumer receivable portfolios, interests in distressed real property and tax lien certificates that satisfy our criteria;

      o     competition in the industry;

      o     the availability of debt and equity financing;

      o     future acquisitions;

      o     the availability of qualified personnel;

      o international, national, regional and local economic and political changes;

      o     general economic and market conditions;

      o     changes in applicable laws;

      o trends affecting our industry, our financial condition or results of operations;

      o the timing and amount of collections on our consumer receivable portfolios;

      o the timing of sales of interests in distressed real property and redemption of tax lien certificates; and

      o increases in operating expenses associated with the growth of our operations.

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                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section as well as the financial statements and the notes to the financial statements incorporated herein by reference. In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms "Velocity Asset Management, Inc.", "VAMI", the "Company", "we", "us", and "our" refer and relate to Velocity Asset Management, Inc. and its consolidated subsidiaries.

Our Company

      We were incorporated in Delaware under the name Tele-Optics, Inc. in December 1986. Effective April 8, 2004 we changed our corporate name from Tele-Optics, Inc. to Velocity Asset Management, Inc., and effected a one for thirteen reverse split of our then issued and outstanding shares of common stock. Except as otherwise noted, all share and per share data set forth in this prospectus gives effect of the one for thirteen reverse split.

      Unless the context otherwise requires, the terms "we," "us" or "our" as used hereinafter refer to Velocity Asset Management, Inc. and our subsidiaries, including TLOP Acquisition and its subsidiaries J. Holder, Inc., ("J. Holder") VOM, LLC ("VOM") and Velocity Investments, LLC ("Velocity Investments") for periods after February 3, 2004 and Tele-Optics, Inc. for periods before February 3, 2004.

      Overview

      Since February 3, 2004, when we acquired STB, Inc., a New Jersey corporation, we have engaged in acquiring, managing, collecting and servicing distressed assets, consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, through three wholly-owned subsidiaries:

      Velocity Investments which was formed in 2002, invests in consumer receivable portfolios purchased in the secondary market at a discount from face value and then seeks to liquidate interests contained within these portfolios through legal collection means. As of June 30, 2007, Velocity Investments, LLC held approximately $43,000,000 in distressed consumer receivables, net.

      J. Holder, which was formed in 1998, invests in interests in distressed real property, namely real property being sold at sheriff's foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title, with the goal of re-selling the property or perfecting the partial interest and/or clouded title for resale.

      These investments are made following an extensive due diligence analysis of the legal status of the property and a market analysis of the property's value. The average holding period for J. Holder's properties is six months. As of June 30, 2007, J. Holder, Inc. held approximately $7,100,000 in real property inventory and $100,000 in assignments and judgments of real property interests.

      VOM, which was formed in 2002, invests in New Jersey municipal tax lien certificates. VOM purchases tax lien certificates in the secondary market which allows VOM to perform its due diligence on a static pool of assets to determine what discount to par VOM is willing to offer as a purchase price. The average purchase price paid for a tax lien certificate in the secondary market is at a 95% discount to the assessed value of the individual property. VOM creates returns by liquidating the portfolio while

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

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capitalizing upon opportunities presented by the current tax lien environment to acquire the underlying real properties that are the subject of the tax liens. As of June 30, 2007, VOM, LLC held approximately $334,000 in tax certificates and accrued interest.

      Our objective is to maximize our return on investment in distressed assets. Our overall capital base is allocated primarily to the purchase of consumer receivable portfolios, although we are continuing to evaluate market opportunities in connection with interests in distressed real property and tax lien certificates based on the conditions of the particular market, the price/cost of the specific asset within such market and our internal risk/return analysis. The strategy for the allocation of capital among different types of distressed assets is determined solely by our senior management.

      Prior to 2004, the majority of our revenues had been derived from the realization of our distressed real property assets, which accounted for approximately 85% of our revenues during fiscal 2003, as compared to 7.5% of our revenues during such year for each of our consumer receivables and our tax lien certificates. Revenues generated by the realization or sale of our consumer receivables business increased to $1,726,356 in fiscal 2004, or approximately 39.6% of our total revenues for fiscal 2004, to $3,633,945, or approximately 44.9% of our total revenues in fiscal 2005 and to $8,431,259, or approximately 81.9% of our total revenues in fiscal 2006, while revenues from our distressed real property assets were $2,369,564, or approximately 54.4% of our total revenues in fiscal 2004, $3,685,338, or approximately 45.5% of our total revenues in fiscal 2005 and $1,585,175 or approximately 15.4% of our total revenues in fiscal 2006. We anticipate increasing growth in our consumer receivables portfolios as a result of the $17.5 million line of credit that our Velocity Investments, LLC subsidiary entered into with Wells Fargo Foothill, Inc. in 2005, as amended in February 2006, December 2006 and February 2007. Such line of credit can be, and has been, used exclusively to purchase additional consumer receivable portfolios.

      We acquire consumer receivable portfolios at a significant discount to the amount actually owed by the obligors. We acquire these portfolios after a qualitative and quantitative analysis of the underlying receivables and calculate the purchase price so that our estimated cash flow offers us an adequate return on our acquisition costs and servicing expenses. After purchasing a consumer receivable portfolio, we actively monitor its performance and review and adjust our collection and servicing strategies accordingly. Although we perform some collection activities, we outsource the legal collection process to third parties to keep actual overhead at a minimum. Historically, all of our consumer receivables have been from obligors in New Jersey but, since December 2004, we have acquired obligors in other states and intend to continue to expand our operations geographically.

      We were originally incorporated for the purpose of acquiring all of the common stock of Lenzar Optics, Inc. That company was then engaged in the development, manufacture and marketing of a variety of optical, electronic and electro-optical products for use in the medical and defense industries. In September 1991, we sold all of our assets related to Lenzar's operations to a third party. From the date of that sale and until February 3, 2004, when we acquired STB, Inc., a New Jersey corporation ("STB"), we had virtually no active business operations. On November 21, 1997, new investors, including our management immediately prior to the effective date, purchased approximately sixty-two (62%) percent of our then issued and outstanding common stock. Between November 21, 1997 and February 3, 2004, those investors and others provided additional funds in the form of equity investment and loans that ensured our viability and permitted us to continue our limited operations and pursue business opportunities.

      On February 3, 2004, we entered into and consummated an agreement and plan of merger by and among our wholly-owned subsidiary, TLOP Acquisition Company, L.L.C., a New Jersey limited liability company, STB and the stockholders of STB, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. In accordance with the terms of the merger agreement, on that date, STB was merged with and into TLOP Acquisition, and we issued to the stockholders of STB, in exchange for all of the common stock of

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STB issued and outstanding, (a) an aggregate of 6,129,424 shares of our common stock, (b) the right to receive an aggregate of 1,808,077 additional shares of our common stock upon amendment of our certificate of incorporation to increase the total number of shares of capital stock that we are authorized to issue, and
(c) warrants to purchase during a period of five years an aggregate of 2,437,000 shares of our common stock at an exercise price of $1.04 per share. The 6,129,424 shares of our common stock issued to the former stockholders of STB represented approximately 80% of the then total issued and outstanding shares of our common stock. The merger agreement also provided that upon amendment of our certificate of incorporation to authorize us to issue a series of preferred stock having certain terms and conditions, John C. Kleinert would convert all of the debt owed by us to him, including debt under a line of credit and other secured loans, into shares of such preferred stock. Mr. Kleinert has since converted all of the debt owed by us to him into shares of our common stock. Except as may be otherwise noted, all share and per share data set forth is this filing give effect to the one for thirteen reverse split of our common stock effected on April 8, 2004.

      In connection with the merger with STB, we completed a private placement to an accredited investor of 562,500 shares of our common stock and a warrant exercisable for a period of five years to purchase an aggregate of 562,500 shares of our common stock at an exercise price of $1.04 per share in exchange for an aggregate cash consideration of $500,000.

      As a result of the merger, we now carry on business through our wholly-owned subsidiary TLOP Acquisition, which maintains its offices at 1800 Route 34 North, Building 4, Suite 404A, Wall, NJ 07719.

      We acquire interests in distressed real property following due diligence analysis of the legal status of each property and a market analysis of the value of such property.

      We acquire tax lien certificates in the secondary market at a discount to par following due diligence analysis on the underlying properties.

      We purchase consumer receivables from creditors and others through privately negotiated direct sales and auctions in which sellers of consumer receivables seek bids from several pre-qualified debt purchasers. We pursue new acquisitions of consumer receivable portfolios, interests in distressed real property and tax lien certificates on an ongoing basis through our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of consumer receivable portfolios and other sources.

      Our distressed assets are purchased through internally generated cash flow, seller financed credit lines/leases and through traditional leverage methods.

      Preferred Stock Offering

      On May 18, 2006, we consummated a public offering of 1,200,000 shares of Series A Convertible Preferred Stock resulting in gross proceeds of $12 million to us (the "Offering"). The Offering was underwritten by Anderson & Strudwick, Incorporated (the "Underwriter"). After deducting underwriting commissions, approximately $11.040 million of such proceeds were received by us. The Underwriter was granted an option to purchase up to an additional 180,000 shares of Series A Convertible Preferred Stock to cover over-allotments (the "Over-Allotment Shares"). On May 31, 2006, the Underwriters exercised the over-allotment. The Over-Allotment Shares were sold at an offering price of $10.00 per Over-Allotment Share, generating gross proceeds of $1.8 million. After deducting underwriting commissions, we received approximately $1.656 million of such additional proceeds. In addition, the Company incurred approximately $300,000 in additional offering related costs. Our Series A Convertible Preferred Stock is traded on the American Stock Exchange under the symbol JVI.PR.

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      Corporate Information

      Our principal executive offices are located at 1800 Route 34 N, Suite 404A, Wall, NJ, 07719 and our telephone number is (732) 556-9090. Our corporate website is www.velocitycollect.com. The information on our website is not incorporated by reference in this annual report.

      Industry Overview

      The purchase and liquidation of distressed assets consisting of consumer receivable portfolio, interests in distressed real property and tax lien certificates is a growing industry that is driven by many factors including:

      o     increasing levels of debt;

      o     increasing defaults of the underlying receivables;

      o increasing utilization of third-party providers to collect such receivables;

      o fluctuating employment environment exacerbated by overseas outsourcing;

      o challenged municipal governments raising property taxes to bridge budgetary gaps;

      o increasing values in a real estate market driven by high refinancing activity as a means to maintain lifestyles; and

      o mounting debt and pressure on banks and financial institutions to remove nonperforming or unattractive assets from their balance sheets.

      According to a US Federal Reserve release dated February 2007, consumer debt was $2.4 trillion as of December 2006, and increasing at an annual rate of 3.0%. We believe that as a result of the difficulty in collecting these receivables and the desire of originating institutions to focus on their core businesses and to generate revenue from these receivables, originating institutions are increasingly electing to sell these portfolios.

      Strategy

      Our primary objective is to utilize our management's experience and expertise to effectively grow our business by identifying, evaluating, pricing and acquiring distressed assets consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates, and maximizing the return on such assets in a cost efficient manner. Our strategy includes:

      o managing the legal collection and servicing of our receivable portfolios;

      o managing the acquisition and disposal of interest in distressed real property and tax lien certificates;

      o conducting extensive internal due diligence to ensure our third party services are provided with the most complete available information on a portfolio in order to maximize collections;

      o     outsourcing the legal collection processes;

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      o     expanding geographically while maintaining the same management of the legal collection and servicing of receivable portfolios;

      o increasing and expanding financial flexibility and leverage through increased capital lines of credit;

      o capitalizing on our strategic relationships to identify and acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates; and

      o expanding our business through the purchase of consumer receivables, interests in distressed real property and tax lien certificates from new and existing sources.

      We believe that as a result of our management's experience and expertise, and the fragmented yet growing market in which we operate, we are well-positioned to successfully implement our strategy.

      Additionally, in 2007, we intend to continue to grow our business generally while emphasizing the expansion of the business of Velocity Investments, LLC by acquiring additional consumer receivable portfolios, including multi-state consumer receivables. Until December 2004, when we acquired our first multi-state portfolio, all receivables owned by Velocity Investments, LLC were from obligors in New Jersey. Since December 2004, we have purchased portfolios with receivables from obligors in all 50 states, although we concentrate on acquiring receivables from obligors in New York, Massachusetts, Delaware, Maryland, Georgia, Alabama, Arkansas, Connecticut, Indiana, Ohio, Tennessee, Michigan, Colorado, Oregon, Wisconsin, Illinois, Kentucky, Minnesota, Rhode Island, Virginia, Hawaii, Wyoming, Florida, Pennsylvania, California and Missouri.

      Consumer Receivables Purchase Program

      We purchase consumer receivable portfolios that include charged-off receivables and semi-performing receivables. We identify potential portfolio acquisitions on an ongoing basis through our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of receivable portfolios and other sources.

      Historically, Velocity Investments, LLC has acquired consumer receivable portfolios with face amounts ranging from $225,000 to approximately $43 million at purchase prices ranging from $0.043 to $0.25 per dollar of such face amounts.

      The following table summarizes our cumulative historical portfolio purchase price and cash collections as of the respective three and six month periods ended June 30, 2006 and 2007. (All dollar amounts in thousands.)

                                                                                  Gross
                         Outstanding        Portfolios                      Cash Collections
Reporting Period       Principal Amount     Purchased      Purchase Price      Per Period
--------------------   ----------------   --------------   --------------   ----------------
 3 Mo. Ended           $         41,696          5         $        5,845   $          2,759
6/30/2006
 6 Mo. Ended           $         43,827          8         $        6,015   $          5,105
6/30/2006
 3 Mo. Ended           $         37,937          6         $        3,039   $          4,534
6/30/2007
6 Mo Ended
 6/30/2007             $         79,798         12         $        4,791   $          8,216

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      The prices we pay for our consumer receivable portfolios are dependent on many criteria including the age of the portfolio, the type of receivable, our analysis of the percentage of obligors who owe debt that is collectible through legal collection means and the geographical distribution of the portfolio. When we pay higher prices for portfolios which may have a higher percentage of obligors whose debt we believe is collectible through legal collection means, we believe it is not at the sacrifice of our expected returns. Price fluctuations for portfolio purchases from quarter to quarter or year over year are indicative of the overall mix of the types of portfolios we are purchasing.

      During the three months ended June 30, 2007, we acquired 6 portfolios of consumer receivables aggregating approximately $38 million in initial outstanding principal amount at a purchase price of approximately $3.0 million dollars, bringing the aggregate initial outstanding principal amount of consumer receivables under management as of June 30, 2007 to approximately $433 million, an increase of 119% as compared to approximately $198 million as of June 30, 2006. For the three month period ended June 30, 2007, we posted gross collections of approximately $4.53 million, a 64.1% increase as compared to gross collections of $2.76 million in the three month period ended June 30, 2006. For the six month period ended June 30, 2007, we posted gross collections of approximately $8.22 million, a 60.9% increase as compared to gross collections of $5.11 million in the six month period ended June 30, 2006.

      We utilize our relationships with brokers, servicers and sellers of consumer receivable portfolios to locate consumer receivable portfolios for purchase. Our senior management is responsible for:

      o coordinating due diligence, including in some cases on-site visits to the seller's office;

      o     stratifying and analyzing the portfolio characteristics;

      o     valuing the portfolio;

      o     preparing bid proposals;

      o     negotiating pricing and terms;

      o     closing the purchase; and

      o coordinating the receipt of account documentation for the acquired portfolios.

      The seller or broker typically supplies us with either a sample listing or the actual portfolio being sold on a compact disk, a diskette or other form of media. We analyze each consumer receivable portfolio to determine if it meets our purchasing criteria. We may then prepare a bid or negotiate a purchase price. If a purchase is completed, senior management monitors the portfolio's performance and uses this information in determining future buying criteria and pricing.

      We purchase consumer receivables at substantial discounts from the balance actually owed by the obligors. We determine how much to bid on a portfolio and a purchase price by evaluating many different variables, such as:

      o the number of collection agencies previously attempting to collect the receivables in the portfolio;

                                        6

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      o     the average balance of the receivables;

      o     the age of the receivables;

      o     number of days since charge-off;

      o     payments made since charge-off; and

      o     the locations of the obligors.

      Once a consumer receivable portfolio has been identified for potential purchase, we prepare quantitative analyses to analyze the potential collectibility of the portfolio. We also analyze the portfolio by comparing it to similar portfolios previously acquired by us. In addition, we perform qualitative analyses of other matters affecting the value of portfolios, including a review of the delinquency, charge off, placement and recovery policies of the originator as well as the collection authority granted by the originator to any third party collection agencies and, if possible, by reviewing their recovery efforts on the particular portfolio. After these evaluations are completed, members of our senior management discuss the findings, decide whether to make the purchase and finalize the price at which we are willing to purchase the portfolio.

      We purchase most of our consumer receivable portfolios directly from originators and other sellers including, from time to time, auction type sales in which sellers of consumer receivables seek bids from several pre-qualified debt purchasers. In order for us to consider a potential seller as a source of receivables, a variety of factors are considered. Sellers must demonstrate that they have:

      o     adequate internal controls to detect fraud;

      o     the ability to provide post sale support; and

      o     the capacity to honor buy-back and return warranty requests.

      Generally, our portfolio purchase agreements provide that we can return certain accounts to the seller. In some transactions, however, we may acquire a portfolio with few, if any, rights to return accounts to the seller. After acquiring a portfolio, we conduct a detailed analysis to determine which accounts in the portfolio should be returned to the seller. Although the terms of each portfolio purchase agreement differ, examples of accounts that may be returned to the seller include:

      o     debts paid prior to the cutoff date;

      o debts in which the obligor filed bankruptcy prior to the cutoff date; and

      o     debts in which the obligor was deceased prior to cutoff date.

      We generally use third-party electronic public record searches to determine bankrupt and deceased obligors, which allows us to focus our resources on portfolio collections. Under a typical portfolio purchase agreement, the seller refunds the portion of the purchase price attributable to the returned accounts or delivers replacement receivables to us. Occasionally, we will acquire a well seasoned portfolio at a reduced price from a seller that is unable to meet all of our purchasing criteria. When we acquire such portfolios, the purchase price is discounted beyond the typical discounts we receive on the portfolios we purchase that meet our purchasing criteria.

                                        7

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      Consumer Receivables Servicing

      Our objective is to maximize our return on investment on acquired consumer receivable portfolios. Consequently, before acquiring a portfolio, we analyze the various assets contained in the portfolio to determine how to best maximize collections in a cost efficient manner. If we acquire the portfolio, we can then promptly process the receivables that were purchased and commence the collection process. Unlike collection agencies that typically have only a specified period of time to recover a receivable, as the portfolio owners we have significantly more flexibility in establishing payment programs and establishing customized policies and procedures.

      Once a portfolio has been acquired, we download all receivable information provided by the seller into our account management system and reconcile certain information with the information provided by the seller in the purchase contract. We then conduct additional due diligence on the portfolio to augment the information provided by the seller and download such information into our account management system. We send notification letters to obligors of each acquired account explaining, among other matters, our new ownership and asking that the obligor contact us or our servicers to make payment arrangements.

      We outsource all of the legal collection process of our receivables to third party law firms, historically only Ragan & Ragan, P.C., based on specific guidelines established by senior management and set forth in a third-party servicing contract. Each third-party law firm to whom we might outsource receivable servicing is selected from an industry law list with an accredited bond, has compatible information technology systems and meets certain other specific criteria. Our standard form of servicing contract provides for the payment to the law firm of a contingency fee equal to 25% of all amounts collected and paid by the debtors. Once a group of receivables is sent to a third-party servicer, our management actively monitors and reviews the servicer's performance on an ongoing basis. Our management receives detailed analyses, including collection activity and portfolio performance, from our internal servicing department to assist it in evaluating the results of the efforts of the third-party law firm. Based on portfolio performance guidelines, our management may move certain receivables from one third-party servicer to another if it anticipates that this will result in an increase in collections.

      Until December 2004, all of our receivables were from obligors in New Jersey and we employed the law firm of Ragan & Ragan, P.C. to service those receivables. We expect to continue to use Ragan & Ragan, P.C. with respect to our receivables in New Jersey until such time either (i) our agreement with Ragan & Ragan, P.C. terminates; or (ii) the consumer receivable portfolios in New Jersey increase beyond the capacity of Ragan & Ragan, P.C. Our current agreement with respect to consumer receivables portfolios with Ragan & Ragan P.C. is for a one year period commencing January 1, 2005, and automatically extends for additional periods of one year each unless terminated by us. The agreement provides for the payment to such firm of a contingency fee equal to 25% of all amounts collected and paid by the obligors. The shareholders of Ragan & Ragan, P.C. are W. Peter Ragan, Sr., our Vice President and a Director, and W. Peter Ragan Jr., President of our wholly-owned subsidiary, Velocity Investments LLC.

      From time to time, we may resell certain accounts in our pool of consumer receivables that we have deemed uncollectible in order to generate revenue.

      Distressed Real Property Program

      We acquire interests in distressed real property, namely real property being sold at sheriff's foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and real property with clouded title. Properties and property interests are purchased mainly at publicly advertised

                                        8

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judicial and non-judicial auction sales. Purchases of real property are mainly in New Jersey. However, we have also purchased six properties in Indiana through a Bankruptcy Court auction sale conducted in Atlanta, Georgia. It is anticipated that as we expand, we will acquire properties in other geographic locations. Some property interests are purchased through referrals from independent contractor finders who are paid a varying commission of the net profit, if any, at the time of the disposal of the asset to a third party transferee (not upon acquisition). Our subsidiary, J. Holder, Inc., has entered into a retainer agreement with the law firm of Ragan & Ragan P.C. and such firm has agreed to provide legal services at varying hourly rates in connection with the purchase and sale of J. Holder's interests in distressed real property with a minimum fee of $1,500 per each purchase and sale. In addition, such firm is entitled to receive a finder's fee equal to 15% of J. Holder's net profit, if any, at the time of sale of any property interest referred to us by Ragan & Ragan, P.C. The retainer agreement is for a one year period commencing January 1, 2005, and renews for successive periods of one year each unless terminated by our subsidiary.

      Senior management conducts extensive due diligence on the status of any property or property interest proposed to be acquired by us and a market analysis of the property's value before making any investment decision.

      Our average holding period for an interest in distressed real property prior to disposal has been six months, which has allowed for the wind-up of any litigation, possession and rehabilitation of the property to the degree necessary for resale. To the extent possible, any rehabilitation has been limited to clean up of the premises. Sales of properties are generally made through local, but nationally affiliated, realtors using multiple listing sources. From time to time, we sell interests in distressed real property to generate revenue and to dispose of unwanted properties. Typically, at closing, we pay a commission of 5% of the sales price, although incentives may be offered from time to time to expedite a particular sale.

      On June 2, 2005, J. Holder acquired a residential property in Melbourne, Florida through a joint venture with Groveland Estates, LLC, an unrelated party. The property was purchased for $3.25 million from Detroit-based Comerica Bank, which had acquired the property through a foreclosure. Acquisition financing of approximately $3.3 million was provided by a group of investors, including J. Holder, which invested approximately $125,000, that will be entitled to receive 10% per annum and 2.0% of the loaned amount along with a pro rata share of 20% of the net profit, if any, realized by J. Holder upon the sale of the property. Under the terms of the joint venture agreement with Groveland Estates, LLC, the investor group, including J. Holder, will be entitled to receive 100% return of all capital, including acquisition and carrying costs, plus the cost of funds. In addition, J. Holder will be entitled to receive 60% of the net profit, if any, of the proceeds of the sale of the property, 20% of which will be shared pro rata with the investor group (including J. Holder), and Groveland Estates, LLC will be entitled to receive 40% of the net profit, if any, from the sale of the property, plus 20% of the actual cost, if any, of the property's renovation, as a project management fee. In the opinion of management, the property is adequately covered by insurance. On September 21, 2005, J. Holder entered into a $1,000,000 mortgage and security agreement, the proceeds of which are being used to renovate the property. Renovations were approximately $1,000,000. All principal accrues interest at a fixed annual rate of 12.0% per annum and payments of accrued interest are due and payable in arrears in equal monthly payments on the outstanding principal balance of the promissory note. J. Holder is required to make monthly interest only payments of $10,000.00 until October 21, 2007 at which time all principal, accrued interest and other charges are due and payable. This note was redeemed and paid in full on August 4, 2006. Although the property was appraised in February 2007 at $4.8 million, there can be no assurance that the sale of the property will result in a profit.

                                        9

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      Tax Lien Certificate Program

      We acquire tax lien certificates at a discount to par. We acquire these in the secondary market which allows senior management to perform its due diligence on the underlying property which is the subject of the tax lien before the determination is made regarding what discount to par we are willing to offer as a purchase price. Historically, all of the tax lien certificates we have purchased were related to properties located in the State of New Jersey, and were purchased in two separate portfolio pools in 2002. Our subsidiary, VOM, LLC has entered into a retainer agreement with the law firm of Ragan & Ragan, P.C., in which such firm has agreed to provide legal services at varying hourly rates in connection with the foreclosure of tax lien certificates. The Company has also agreed to pay Ragan & Ragan a minimum fee of $1,500 per tax lien certificate that is foreclosed upon and a commission equal to 15% of VOM's net profit, if any, at the time of the sale of real properties acquired by VOM upon foreclosure of a tax lien certificate.

      From time to time we sell properties acquired by foreclosure of a tax lien certificate. Sales of such properties are through local, but nationally affiliated, realtors using multiple listing services. Typically, at closing we pay a commission of 5% of the sales price, although incentives may be offered from time to time to expedite a particular sale.

      Competition

      Our business of purchasing consumer receivables, interests in distressed real property and tax lien certificates is highly competitive and fragmented, and we expect that competition from new and existing companies will increase. We compete with:

      o other purchasers of consumer receivables, interests in distressed real property and tax lien certificates, including third-party collection companies; and

      o other financial services companies who purchase consumer receivables, interests in distressed real property and tax lien certificates.

      Some of our competitors are larger and more established and may have substantially greater financial, technological, personnel and other resources than we have, including greater access to capital markets. We believe that no individual competitor or group of competitors has a dominant presence in the market.

      We compete with our competitors for consumer receivable portfolios, interests in distressed real property and tax lien certificates based on many factors, including:

      o     purchase price;

      o     representations, warranties and indemnities requested;

      o     speed in making purchase decisions; and

      o     our reputation.

      Our strategy is designed to capitalize on the market's lack of a dominant industry player. We believe that our management's experience and expertise in identifying, evaluating, pricing and acquiring receivable portfolios, interests in distressed real property and tax lien certificates and managing collections coupled with our strategic alliances with third-party servicers and our sources of financing

                                       10

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give us a competitive advantage. However, we cannot assure that we will be able to compete successfully against current or future competitors or that competition will not increase in the future.

      Management Information Systems

      We believe that a high degree of automation is necessary to enable us to grow and successfully compete with other financial services companies. Accordingly, we continually upgrade our computer software and, when necessary, our hardware to support the servicing and recovery of consumer receivables that we acquire. Our telecommunications and computer systems allow us to quickly and accurately process the large amount of data necessary to purchase and service consumer receivable portfolios. Due to our desire to increase productivity through automation, we periodically review our systems for possible upgrades and enhancements.

      Government Regulation

      The relationship of obligors and a creditor is extensively regulated by Federal, state and municipal laws, rules, regulations and ordinances. These laws include, but are not limited to, the following statutes and regulations: the Fair Debt Collection Practices Act, the Federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Opportunity Act, the Fair Foreclosure Act and the Fair Credit Reporting Act, as well as comparable statutes in states where obligors reside and/or where creditors are located. Among other things, the laws and regulations applicable to various creditors impose disclosure requirements regarding the advertisement, application, establishment and operation of credit accounts or other types of credit programs. Federal law requires a creditor to disclose to an obligor, among other things, the interest rates, fees, grace periods and balance calculations methods associated with their accounts. In addition, obligors are entitled to have payments and credits applied to their accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. In addition, some laws prohibit certain discriminatory practices in connection with the extension of credit. Further, state laws may limit the interest rate and the fees that a creditor may impose on obligors. Failure by a creditor to comply with applicable laws could create claims and rights of offset that would reduce or eliminate an obligor's obligations, which could have a material adverse effect on our operations. Pursuant to agreements under which we purchase receivables, we are typically indemnified against losses resulting from the failure of the creditor to have complied with applicable laws relating to the receivables prior to our purchase of such receivables.

      Certain laws, including the laws described above, may limit our ability to collect amounts owing with respect to the receivables regardless of any act or omission on our part. For example, under the Federal Fair Credit Billing Act, a credit card issuer may be subject to certain claims and defenses arising out of certain transactions in which a credit card is used if the consumer has made a good faith attempt to obtain satisfactory resolution of a problem relative to the transaction and, except in cases where there is a specified relationship between the person honoring the card and the credit card issuer, the amount of the initial transaction exceeds $50 and the place where the initial transaction occurred was in the same state as the consumer's billing address or within 100 miles of that address. Accordingly, as a purchaser of defaulted receivables, we may purchase receivables subject to valid defenses on the part of the obligor.

      Other laws provide that, in certain instances, obligors cannot be held liable for, or their liability is limited to $50 with respect to, charges to the credit card account that were a result of an unauthorized use of the credit card account. No assurances can be given that certain of our receivables were not established as a result of unauthorized use of a credit card account, and, accordingly, the amount of such receivables may not be collectible by us.

                                       11

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      Several Federal, state and municipal laws, rules, regulations and ordinances, including, but not limited to, the Federal Fair Debt Collection Practices Act and the Federal Trade Commission Act and comparable state statutes regulate debt collection activity. Although, for a variety of reasons, we may not be specifically subject to the Federal Fair Debt Collection Practices Act and certain state statutes specifically addressing third-party debt collectors, it is our policy to comply with applicable laws in our collection activities. To the extent that some or all of these laws apply to our collection activities, failure to comply with such laws could have a materially adverse effect on us.

      Additional laws may be enacted that could impose additional restrictions on the servicing and collection of consumer receivables. Such new laws may adversely affect the ability to collect such receivables.

      Because the receivables were originated and serviced pursuant to a variety of Federal laws by a variety of entities there can be no assurance that all original servicing entities have at all times been in substantial compliance with applicable law. Additionally, there can be no assurance that we or our servicers have been or will continue to be at all times in substantial compliance with applicable law. The failure to comply with applicable law could materially adversely affect our ability to collect our receivables and could subject us to increased costs, fines and penalties.

      We currently hold a number of licenses issued under applicable credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew licenses or to take any other required action with respect to such licenses could have a material adverse effect upon our results of operation and financial condition.

                                       12

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                                  The Offering

--------------------------------------------------------------------------------
Outstanding Common Stock               17,066,821 shares of our common stock
                                       issued and outstanding as of October 29, 2007.

--------------------------------------------------------------------------------
Common Stock Offered                   Up to 6,000,000 shares of common stock.
                                       These shares include:

                                             (i) up to 5,520,000 shares of our
                                       common stock issuable upon the conversion of the publicly traded Series A Preferred Stock; and

                                             (ii) up to 480,000 shares of our
                                       common stock issuable upon the conversion of the Series A Preferred Stock underlying the Underwriter Warrant.

--------------------------------------------------------------------------------
Outstanding Series A Preferred Stock   1,380,000 shares

--------------------------------------------------------------------------------
Series A Preferred Stock Offered       120,000 shares
--------------------------------------------------------------------------------
Proceeds                               We will receive up to $1,440,000 in gross
                                       proceeds upon the exercise of the
                                       Underwriter Warrant.

--------------------------------------------------------------------------------
Risk Factors                           The securities offered hereby involve a
                                       high degree of risk. See "Risk Factors."

--------------------------------------------------------------------------------
AMEX Market Symbols                    JVI, JVI.PR

--------------------------------------------------------------------------------

                                       13

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                                  RISK FACTORS

      An investment in our company is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus before deciding to buy or exercise our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed, the price and value of our securities could decline and you could lose all or part of your investment.

      Risks Relating to Our Operations

      We have a limited operating history and our business and future prospects are difficult to evaluate.

      Prior to our acquisition of STB, Inc. (the former parent of our current subsidiaries) on February 3, 2004, our Company had been inactive since 1991. STB was organized in 2003, and none of its subsidiaries has conducted business for more than five years. Due to our limited operating history, our ability to execute our business strategy is materially uncertain and our operations and prospects are subject to all risks inherent in a developing business enterprise. Our limited operating history also makes it difficult to evaluate our long term commercial viability. Our ability to execute our business strategy must be evaluated in light of the problems, expenses and difficulties frequently encountered by new businesses in general and a collection service specifically.

      We may not be able to purchase consumer receivable portfolios, interests in distressed real property or tax lien certificates at favorable prices or on sufficiently favorable terms or at all.

      Our ability to execute our business strategy depends upon the continued availability of consumer receivable portfolios, interests in distressed real property and tax lien certificates that meet our purchasing criteria and our ability to identify and finance the purchases of such assets. The availability of consumer receivable portfolios, interests in distressed real property and tax lien certificates at favorable prices and on terms acceptable to us depends on a number of factors outside of our control, including:

      o     the continuation of the current growth trend in debt;

      o the continued volume of consumer receivable portfolios, interests in distressed real property and tax lien certificates available for sale;

      o competitive factors affecting potential purchasers and sellers of consumer receivable portfolios, interests in distressed real property and tax lien certificates; and

      o     fluctuation in interest rates.

      The market for acquiring consumer receivable portfolios, interests in distressed real property and tax lien certificates is becoming more competitive, thereby possibly diminishing our ability to acquire such assets at attractive prices in future periods.

The growth in debt may also be affected by:

o     a slowdown in the economy;

o     reductions in consumer spending;

                                       14

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o     changes in the underwriting criteria by originators;

o     changes in laws and regulations governing lending and bankruptcy; and

o     fluctuation in interest rates.

      Any slowing of the consumer debt growth trend could result in a decrease in the availability for purchase of consumer receivable portfolios, interests in distressed real property and tax lien certificates that could affect the purchase prices of such assets. Any increase in the prices we are required to pay for such assets in turn will reduce the possible profit, if any, we generate from such assets.

      We may not be able to recover sufficient amounts from the assets we acquire to recover the costs associated with the purchase and servicing of those assets and to fund our operations.

      We acquire and collect on consumer receivable portfolios that contain charged-off and semi-performing receivables. In order to operate profitably over the long term, we must continually purchase and collect on a sufficient volume of receivables to generate revenue that exceeds our costs. Our inability to realize value from our receivable portfolios in excess of our expenses may compromise our ability to remain as a going concern. For accounts that are charged-off or semi-performing, the originators or interim owners of the receivables generally have:

      o made numerous attempts to collect on these obligations, often using both their in-house collection staff and third-party collection agencies;

      o     subsequently deemed these obligations as uncollectible; and

      o     charged-off these obligations.

      These receivable portfolios are purchased at significant discounts to the actual amounts the obligors owe. These receivables are difficult to collect and actual recoveries may vary and be less than the amount expected. In addition, our collections may worsen in a weak economic cycle. We may not recover amounts in excess of our acquisition and servicing costs.

      Our ability to recover on our consumer receivable portfolios and produce sufficient returns can be negatively impacted by the quality of the purchased receivables. In the normal course of our portfolio acquisitions, some receivables may be included in the portfolios that fail to conform to certain terms of the purchase agreements and we may seek to return these receivables to the seller for payment or replacement receivables. However, we cannot guarantee that any of such sellers will be able to meet their payment obligations to us. Accounts that we are unable to return to sellers may yield no return. If cash flows from operations are less than anticipated as a result of our inability to collect sufficient amounts on our receivables, our ability to satisfy our debt obligations, purchase new portfolios and our future growth and profitability may be materially adversely affected.

      We acquire and seek to liquidate interests in distressed real property that include real property being sold at sheriff's foreclosure and judgment execution sales and defaulted mortgages. In order to operate profitably over the long term, we must continually purchase and sell a sufficient volume of distressed real property interests to generate revenue that exceeds our costs. Our ability to produce sufficient returns can be negatively impacted by the quality of the distressed real estate assets that we purchase. No assurance can be given that we will be successful in purchasing a sufficient number of suitable interests in distressed real property at acceptable prices or that, even if a sufficient number of such real property interests are purchased, our investment objectives will be achieved. If cash flows from

                                       15

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operations are less than anticipated as a result of our inability to collect sufficient amounts on distressed real property assets, our ability to satisfy our debt obligations, purchase new interests in distressed real property and our future growth and profitability may be materially adversely affected.

      We are subject to intense competition for the purchase of distressed assets that may effect our ability to purchase distressed assets at acceptable prices or at all.

      We compete with other purchasers of consumer receivable portfolios, interests in distressed real property and tax lien certificates, with third-party collection agencies and with financial services companies that manage their own portfolios of these assets. We compete on the basis of reputation, industry experience and performance. Some of our competitors have greater capital, personnel and other resources than we have. The possible entry of new competitors, including competitors that historically have focused on the acquisition of different asset types, and the expected increase in competition from current market participants, may reduce our access to consumer receivable portfolios, interests in distressed real property and tax lien certificates. Aggressive pricing by our competitors could raise the price of such distressed assets above levels that we are willing to pay, which could reduce the amount of such assets suitable for us to purchase or, if purchased by us, reduce the profits, if any, generated by such assets. If we are unable to purchase distressed assets at favorable prices or at all, our revenues and our ability to cover operating expenses may be negatively impacted and our earnings could be materially reduced.

      We are dependent upon third parties, in particular, the law firm of Ragan & Ragan, P.C., to service the legal collection process of our consumer receivable portfolios.

      We are dependent upon the efforts of our third party servicers, in particular the law firm of Ragan & Ragan, P.C., to service and collect our consumer receivables. Any failure by our third party servicers to adequately perform collection services for us or remit such collections to us could materially reduce our revenues and possibly our profitability. In addition, our revenues and profitability could be materially adversely affected if we are not able to secure replacement servicers. Until December 2004, our sole servicers had been the law firm of Ragan & Ragan, P.C., the principals of which are W. Peter Ragan, Sr. and W. Peter Ragan, Jr. our vice president and a director, and president of our wholly-owned subsidiary, Velocity Investments, LLC, respectively. Since December 2004, we have purchased portfolios with receivables from obligors in all 50 states, and entered into third party servicing arrangements with approximately 65 attorneys under which such attorneys service and collect our consumer receivables.

      It may be a conflict of interest for W. Peter Ragan, Sr. to serve as a director and officer of our Company and for W. Peter Ragan, Jr. to serve as an officer of our Company, while also being the principals of Ragan & Ragan, P.C., our primary third party servicers.

      As officers and, in the case of W. Peter Ragan, Sr., also as a director, of our Company, Messrs. Ragan and Ragan have a fiduciary duty to our stockholders. However, their position as the principals of the law firm Ragan & Ragan, P.C., the primary third party servicers of our consumer receivable portfolios, interests in distressed real property and tax lien certificates, may compromise their ability to make decisions in the best interests of our stockholders.

      Each of Messrs. Ragan and Ragan devotes approximately 50% of his business time to our affairs in accordance with the terms of his respective employment agreement and the balance of his business time to his law practice which includes the representation of companies that may be deemed our competitors. Accordingly, there are potential conflicts of interest inherent in such relationship. The current agreement by and between our wholly-owned subsidiary, Velocity Investments, LLC, and Ragan & Ragan P.C. is for a one year period commencing January 1, 2005, and automatically extends for

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

additional periods of one year each unless terminated by us. The agreement provides for the payment to such firm of a contingency fee equal to 25% of all amounts collected and paid by the obligors. The shareholders of Ragan & Ragan, P.C. are W. Peter Ragan, Sr., our vice president and a director, and W. Peter Ragan Jr., president of our wholly-owned subsidiary, Velocity Investments, LLC. During 2006 and 2005, we paid Ragan & Ragan, P.C an aggregate of $1,241,244 and $1,140,793 respectively, for services rendered in accordance with the terms of the agreements between our subsidiaries and Ragan & Ragan, P.C. Pursuant to an employment agreement dated January 1, 2004, by and between W. Peter Ragan, Sr. and us, Mr. Ragan, Sr. is entitled to an annual salary of $100,000 in consideration for his position as our Vice President and president of our wholly-owned subsidiaries' J. Holder, Inc. and VOM, LLC. In addition, pursuant to an employment agreement dated January 1, 2004, by and between W. Peter Ragan, Jr. and us, Mr. Ragan, Jr. is entitled to an annual salary of $100,000 per year in consideration for his position as president of our wholly owned subsidiary, Velocity Investments, LLC.

      Our subsidiary, J. Holder, Inc., has entered into a one-year retainer agreement with the law firm of Ragan & Ragan, P.C. and such firm has agreed to provide legal services at varying hourly rates in connection with the purchase and sale of J. Holder's interests in distressed real property with a minimum fee of $1,500 per each purchase and sale. In addition, such firm is entitled to receive a finder's fee equal to 15% of J. Holder's net profit, if any, at the time of sale of any property interest referred to us by Ragan & Ragan, P.C. The retainer agreement is for a one year period commencing January 1, 2005, and renews for successive periods of one year each unless terminated by our subsidiary.

      Our subsidiary, VOM, LLC, has entered into a retainer agreement with the law firm of Ragan & Ragan, P.C., in which such firm has agreed to provide legal services at varying hourly rates in connection with the foreclosure of tax lien certificates with a minimum fee of $1,500 per foreclosed tax lien certificate and a commission equal to 15% of VOM's net profit, if any, at the time of sale of any real property acquired by VOM upon foreclosure of a tax lien certificate.

      Ragan & Ragan, P.C. is currently our third party servicer for collections in the State of New Jersey. Our third party servicing agreements with Ragan & Ragan, P.C. have terms no more favorable than our third party servicing agreements with other third party servicers in other states.

      Each of W. Peter Ragan, Sr. and W. Peter Ragan, Jr. owns approximately 14.5% of our total outstanding shares of common stock as of June 30, 2007.

      The loss of any of our executive officers may adversely affect our operations and our ability to successfully acquire distressed assets.

      Mr. John C. Kleinert, our president and chief executive officer, Mr. W. Peter Ragan, Sr., our vice president, Mr. W. Peter Ragan, Jr., president of our wholly-owned subsidiary Velocity Investments, LLC, and Mr. James J. Mastriani, our chief financial officer, chief legal officer, treasurer and secretary, are responsible for making substantially all management decisions, including determining which distressed assets to purchase, the purchase price and other material terms of such acquisitions. Although we have entered into employment agreements with each of such individuals, the loss of any of their services could disrupt our operations and adversely affect our ability to successfully acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates. In addition, we have not obtained "key man" life insurance on the lives of Mr. Kleinert, Mr. Ragan, Sr., Mr. Ragan, Jr. and Mr. Mastriani.

      If we are unable to access external sources of financing we may not be able to fund and grow our operations.

      We depend on loans from our credit facility and other external sources to fund and expand our operations. Our ability to grow our business is dependent on our access to additional financing and capital resources at acceptable rates. The failure to obtain financing and capital on acceptable financing terms as needed would limit our ability to purchase consumer receivable portfolios, interests in distressed real property and tax lien certificates and achieve our growth plans.

We may incur substantial debt from time to time in connection with our purchase of consumer receivable portfolios which could affect our ability to obtain additional funds and may increase our vulnerability to economic downturns.

      We may incur substantial indebtedness from time to time in connection with the purchase of consumer receivable portfolios in particular and would be subject to the risks associated with incurring such indebtedness, including:

      o we would be required to dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we would have less funds available for operations, future acquisitions of consumer receivable portfolios, interests in distressed real property and tax lien certificates, and other purposes;

      o it may be more difficult and expensive to obtain additional funding through financings, if available at all;

      o we would be more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

      o if we defaulted under our existing senior credit facility or other indebtedness or if our lenders demanded payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

If an event of default occurs under our secured financing arrangements, it could seriously harm our operations.

      On January 27, 2005, Velocity Investments, LLC entered into a Loan and Security Agreement with Wells Fargo Foothill, Inc. (the "Lender"), through which the Lender agreed to provide Velocity Investments, LLC with a three year $12,500,000 senior credit facility (the "Credit Facility") to finance up to 60% of the purchase price of the acquisition of individual pools of unsecured consumer receivables that are approved by the Lender under specific eligibility criteria set forth in the Loan and Security Agreement. On February 27, 2006, Velocity Investments, LLC entered into a First Amendment to the Loan and Security Agreement with Wells Fargo Foothill, Inc. (the "Amended and Restated Loan Agreement"). Pursuant to the Amended and Restated Loan Agreement, the Lender extended the Credit Facility until January 27, 2009 (formerly January 27,
2008) and agreed to increase the advance rate under the credit facility to 75.0% (up from 60%) of the purchase price of individual pools of unsecured consumer receivables that are approved by the Lender. The Lender also agreed to reduce the interest rate on the loan from 3.50% above the prime rate of Wells Fargo Bank, N.A. to 1.50% above such prime rate. In addition, the amortization schedule for each portfolio has been extended from twenty-four to thirty months. The Lender also agreed to reduce the personal guarantees from $1,000,000 to $250,000.

On February 23, 2007, the line was increased to $17,500,000 pursuant to the Third Amendment to the Loan and Security Agreement.

      Any indebtedness that we incur under such line of credit is secured by a first lien upon all of our assets, including all of our portfolios of consumer receivables acquired for liquidation. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditor to satisfy our obligations to the secured creditor. Any of these consequences could adversely affect our ability to acquire consumer receivable portfolios, interests in distressed real property and tax lien certificates, and operate our business.

The restrictions contained in the secured financings could negatively impact our ability to obtain financing from other sources and to operate our business.

      Velocity Investments, LLC has agreed to maintain certain ratios with respect to outstanding advances on the credit facility against the estimated remaining return value on Wells Fargo Foothill financed portfolios, and Velocity Investments, LLC has agreed to maintain at least $6,000,000 in members' equity and subordinated debt. We have also agreed to maintain at least $21,000,000 in stockholders' equity and subordinated debt for the duration of the facility.

      Our loan and security agreement contains certain restrictive covenants that may restrict our ability to operate our business. Furthermore, the failure to satisfy any of these covenants could:

      o     cause our indebtedness to become immediately payable;

      o     preclude us from further borrowings from these existing sources; and

      o prevent us from securing alternative sources of financing necessary to purchase consumer receivable portfolios, interests in distressed real property and tax lien certificates and to operate our business.

      As a result of our line of credit with Wells Fargo, we anticipate that we will incur significant increases in interest expense offset, over time, by expected increased revenues from consumer receivable portfolios purchased utilizing funds under such line of credit. No assurance can be given that the expected revenues from such purchased portfolios will exceed the additional interest expense.

Our collections on unsecured consumer receivables may decrease if bankruptcy filings increase.

      During times of economic recession, the amount of defaulted consumer receivables generally increases, which contributes to an increase in the amount of personal bankruptcy filings. Under certain bankruptcy filings an obligor's assets are sold to repay credit originators, but since certain of the receivables we purchase are unsecured, we often would not be able to collect on those receivables. We cannot assure you that our collection experience would not decline with an increase in bankruptcy filings. If our actual collection experience with respect to our unsecured receivable portfolios is significantly lower than we projected when we purchased the portfolios, our realization on those assets may decline and our earnings could be negatively affected. We use estimates for recognizing revenue on a majority of our receivable portfolio investments and our earnings would be reduced if actual results are less than estimated.

We may not be able to acquire consumer receivables of new asset types or implementing a new pricing structure.

      We may pursue the acquisition of consumer receivable portfolios of asset types in which we have little current experience. We may not be able to complete any acquisitions of receivables of these asset types and our limited experience in these asset types may impair our ability to collect on these receivables. This may cause us to pay too much for these receivables, and consequently, we may not generate a profit from these receivable portfolio acquisitions.

If we fail to manage our growth effectively, we may not be able to execute our business strategy.

      We have experienced rapid growth over the past several years and intend to maintain our growth. However, our growth will place demands on our resources and we cannot be sure that we will be able to manage our growth effectively. Future internal growth will depend on a number of factors, including:

      o the effective and timely initiation and development of relationships with sellers of distressed assets and strategic partners;

      o     our ability to efficiently collect consumer receivables; and

      o     the recruitment, motivation and retention of qualified personnel.

      Sustaining growth will also require the implementation of enhancements to our operational and financial systems and will require additional management, operational and financial resources. There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to maintain or accelerate our growth and any failure to do so could adversely affect our ability to generate revenues and control our expenses.

Our operations could suffer from telecommunications or technology downtime, disruption or increased costs.

      Our ability to execute our business strategy depends in part on sophisticated telecommunications and computer systems. The temporary loss of our computer and telecommunications systems, through casualty, operating malfunction or servicers failure, could disrupt our operations. In addition, we must record and process significant amounts of data quickly and accurately to properly bid on prospective acquisitions of consumer receivable portfolios and to access, maintain and expand the databases we use for our collection and monitoring activities. Any failure of our information systems and their backup systems would interrupt our operations. We may not have adequate backup arrangements for all of our operations and we may incur significant losses if an outage occurs. Any interruption in our operations could have an adverse effect on our results of operations and financial condition.

Until recently all of our consumer receivables have been from obligors in one state and we face the uncertainties inherent in acquiring receivables from obligors in other states.

      Historically, all of our consumer receivables have been from obligors in New Jersey. Accordingly, we have been dependent on the economic conditions in such state. Since December 2004, we have acquired consumer receivables from obligors in other states and we intend to continue to expand our operations geographically. Therefore, we face the uncertainties inherent in operating in states other than New Jersey, including lack of familiarity with local laws, identifying new servicers and obtaining and maintaining licenses in such states.

Our inability to obtain or renew required licenses could have a material adverse effect upon our results of operations and financial condition.

      We currently hold a number of licenses issued under applicable consumer credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew such licenses or take any other required action with respect to such licenses could limit our ability to collect on some of our receivables and otherwise have a material adverse effect upon our results of operations and financial condition.

      Risk Factors Relating to Our Industry

Government regulations may limit our ability to recover and enforce the collection of our consumer receivables.

      Federal, state and municipal laws, rules, regulations and ordinances may limit our ability to recover and enforce our rights with respect to the consumer receivables acquired by us. These laws include, but are not limited to, the following Federal statutes and related regulations and comparable statutes in states where obligors reside and/or where creditors are located:

      o     the Fair Debt Collection Practices Act;

      o     the Federal Trade Commission Act;

      o     the Truth-In-Lending Act;

      o     the Fair Credit Billing Act;

      o     the Equal Credit Opportunity Act;

      o     the Fair Credit Reporting Act; and

      o     the Fair Foreclosure Act.

      We may be precluded from collecting consumer receivables we purchase where the creditors or other previous owners or servicers failed to comply with applicable law in originating or servicing such acquired receivables. Laws relating to the collection of consumer debt also directly apply to our business. Our failure to comply with any laws applicable to us, including state licensing laws, could limit our ability to recover on our receivables and could subject us to fines and penalties, which could reduce our earnings and result in a default under our loan arrangements.

      Additional laws may be enacted that could impose additional restrictions on the servicing and collection of consumer receivables. Such new laws may adversely affect the ability to collect on our receivables which could also adversely affect our revenues and earnings.

      Class action suits and other litigation in our industry could divert our management's attention from operating our business and increase our expenses.

      Certain originators and servicers in the consumer credit industry have been subject to class actions and other litigation. Claims have included failure to comply with applicable laws and regulations and improper or deceptive origination and servicing practices. If we become a party to any such class action suit or other litigation, our results of operations and financial condition could be materially adversely affected.

      Risk Factors Relating to Our Securities

Our quarterly operating results may fluctuate and cause our stock price to decline.

Because of the nature of our business, our quarterly operating results may fluctuate, which may adversely affect the market price of our common stock. Our results may fluctuate as a result of any of the following:

o the timing and amount of collections on our consumer receivable portfolios;

o our inability to identify and acquire additional consumer receivable portfolios;

o a decline in the estimated value of our consumer receivable portfolio recoveries;

o the timing of sales of interests in distressed real property and redemption of tax lien certificates;

o increases in operating expenses associated with the growth of our operations; and

o     general and economic market conditions.

Because three stockholders own a large percentage of our voting stock, other stockholders' voting power may be limited.

As of October 29, 2007, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., three of our executive officers, beneficially own or control approximately 76.9% (including shares issuable upon exercise of warrants owned by such stockholders) of our shares. If those stockholders act together, they will have the ability to control matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. As a result, our other stockholders may have little or no influence over matters submitted for stockholder approval. In addition, the ownership of such three stockholders could preclude any unsolicited acquisition of us, and consequently, materially adversely affect the price of our common stock. These stockholders may make decisions that are adverse to your interests.

Our Organizational Documents And Delaware Law Make It More Difficult For Us To Be Acquired Without The Consent And Cooperation Of Our Board Of Directors And Management.

Provisions of our organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such shares. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock.

Penny Stock Regulations May Impose Certain Restrictions On Marketability Of Our Common Stock.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock and preferred stock are subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

Investors should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock or preferred stock.

The issuance of authorized shares of preferred stock and additional common stock may result in dilution to existing stockholders, adversely affect the rights of existing stockholders and depress the price of our common stock.

We have 8,500,000 shares of authorized "blank check" preferred stock, the terms of which may be fixed by our board of directors. Our board of directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of the holders of such preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and voting and other rights of the holders of our common stock.

As of October 29, 2007, there are 1,380,000 shares of preferred stock outstanding. In addition to the preferred stock, we are authorized to issue 40,000,000 shares of our common stock. As of October 29, 2007, there were 17,066,821 shares of our common stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include outstanding unexercised options, warrants or convertible preferred shares exercisable for 10,109,410 of shares of common stock. As of October 29, 2007, we have reserved up to 10,109,410 shares of our common stock for issuance upon exercise of outstanding stock options, warrants, convertible debt and convertible preferred stock. A total of 1,000,000 shares of common stock have been reserved under our 2004 Equity Incentive Program. As of the date of this Prospectus, 232,000 shares have been issued.

Under most circumstances, our board of directors has the right, without stockholder approval, to issue authorized but unissued and nonreserved shares of our common stock. If all of these shares were issued, it would dilute the existing stockholders and may depress the price of our common stock.

Exercise of the outstanding options and warrants (and conversion of the preferred stock and if the convertible debenture holder converts such debenture into shares of our common stock) will reduce the percentage of common stock held by the public stockholders. Further, the terms on which we could obtain additional capital during the life of the options and warrants may be adversely affected, and it should be expected that the holders of the options and the warrants would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such options and warrants. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution and depress the price of our common stock.

Common stock eligible for future sale may depress the price of our common stock in the market.

As of October 29, 2007, there were 17,066,821 shares of common stock held by our present stockholders, and approximately 14,247,720 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Act, subject to certain limitations. 3,100,063 shares and 1,364,005 shares may be sold pursuant to current registration statements, respectively. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed 1% of the then outstanding shares of common stock. Based on the number of shares of common stock outstanding, approximately 3,100,000 shares could be sold under Rule 144 during the next 90 days. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not our affiliate and who has satisfied a two-year holding period. The sale of such a large number of shares may cause the price of our common stock to decline.

The limited prior public market and trading market may cause possible volatility in our stock price.

There has only been a limited public market for our securities and there can be no assurance that an active trading market in our securities will be maintained. In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

      o quarterly variations in operating results and achievement of key business metrics;

      o     changes in earnings estimates by securities analysts, if any;

      o any differences between reported results and securities analysts' published or unpublished expectations;

      o announcements of new contracts or service offerings by us or our competitors;

      o market reaction to any acquisitions, divestitures, joint ventures or strategic investments announced by us or our competitors;

      o     demand for our services and products;

      o     shares being sold pursuant to Rule 144 or upon exercise of warrants;
            and

      o general economic or stock market conditions unrelated to our operating performance.

These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock for the foreseeable future; therefore, returns on your investment may only be realized by the appreciation in value of our securities.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. Because of this, investors who convert their shares of preferred stock into shares of common stock may only realize a return on their investment if the value of our common stock appreciates. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

We may not be able to pay cash dividends on our preferred stock.

Under Delaware law, cash dividends on capital stock may only be paid from "surplus" or, if there is no "surplus," from the corporation's net profits for the then current or the preceding fiscal year. Unless we continue to operate profitably, our ability to pay cash dividends on our preferred stock would require the availability of adequate "surplus," which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the preferred stock, we may not have sufficient cash to pay dividends on our preferred stock.

The price of our common stock has been subject to significant fluctuations and the price of our common stock may be volatile which may result in litigation that could be costly and divert our resources.

The trading price of our common stock in the past has been, and in the future may be, highly volatile. The trading price could be subject to wide fluctuations in response to quarter-to-quarter variations in our operating results, announcements of technological innovations or new acquisitions by us or our competitors, changes in financial estimates by securities analysts or other events or factors. When the market price of a company's stock drops significantly, stockholders often institute securities class action lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

We may be de-listed from the AMEX if we do not meet continued listing requirements.

If we do not meet the continued listing requirements of the AMEX and our common stock is delisted by the AMEX, trading of our common stock would thereafter likely be conducted on the OTC Bulletin Board. In such case, the market liquidity for our common stock would likely be negatively affected, which may make it more difficult for holders of our common stock and preferred stock to sell their securities in the open market and we could face difficulty raising capital necessary for our continued operations.

                                 USE OF PROCEEDS

      If all of the 120,000 warrants are exercised by A & S, we would receive proceeds of approximately $1,440,000. We will not receive any additional proceeds from the sale of shares underlying the underwriter warrant or the publicly traded preferred stock.

                              PLAN OF DISTRIBUTION

      The shares of common stock offered by this prospectus will be sold by persons converting our publicly-traded Series A Preferred Stock into shares of our common stock. The Series A Preferred Stock were initially issued in connection with our public offering in May 2006.

      In connection with our May 2006 public offering, we issued the Underwriter Warrant to Anderson & Strudwick, Incorporated, which granted to A & S and its assignees the right to purchase up to 120,000 shares of Series A Preferred Stock at an exercise price of $12.00 per share. The Underwriter Warrant may be exercised in the manner described in the underwriting agreement entered into by us and A & S in May 2006.

                                  LEGAL MATTERS

      Ellenoff Grossman & Schole LLP of 370 Lexington Avenue, New York, New York 10017 will issue an opinion, for us, about the legality and validity of the shares.

                                     EXPERTS

      The financial statements as of the periods ended December 31, 2005 and December 31, 2006, incorporated in this prospectus by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2006, have been audited by Cowan, Gunteski & Co., P.A. and Weiser LLP, respectively, independent registered public accounting firms, as stated in their report incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, New York 10279. Copies of those filings can be obtained from the Commission's Public Reference Section, Judiciary Plaza, 100 F Fifth Street, N.E., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

                      DISCLOSURE OF COMMISSION POSITION ON
                  INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

      Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company. Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------

      You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

      Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock and preferred stock. These purchasers will purchase our common stock and preferred stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

                                TABLE OF CONTENTS

Incorporation of Certain Documents By Reference .........................  -ii-
Note on Forward Looking Statements ......................................  -iii-
Prospectus Summary ......................................................     1
Our Company .............................................................     1
Risk Factors ............................................................    14
Use of Proceeds .........................................................    27
Plan of Distribution ....................................................    27
Legal Matters ...........................................................    27
Experts .................................................................    27
Where You Can Find More Information .....................................    27
Disclosure of Commission Position on Indemnification for Securities
Law Violations ..........................................................    28

                                 [VELOCITY LOGO]

                         Velocity Asset Management, Inc.

                                    6,000,000
                             shares of common stock

                                     120,000
                            shares of preferred stock

                                 ---------------

                                   PROSPECTUS

                                ----------------

                             _________________, 2007

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us. The amounts listed below are estimates subject to future contingencies.

      Securities and Exchange Commission Registration Fee ...........   $      0
      Legal Fees and Expenses .......................................   $ 15,000
      Miscellaneous .................................................   $  5,000
      TOTAL .........................................................   $ 20,000

Item 15. Indemnification of Directors and Officers.

      Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

      Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Item 16. Exhibits.

      The following exhibits are filed with this Registration statement.

Exhibit
Number       Title                                                                        Reference
-------      -----                                                                        ---------
    2.1      Agreement and Plan of Merger dated as of February 3, 2004, by and among         A*
             Tele-Optics, Inc., TLOP Acquisition Company, L.L.C., STB,Inc., John C.
             Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr.
    3.1(2)   Certificate of Incorporation                                                    B*
    3.1(3)   Amendment to Certificate of Incorporation                                       C*
    3.2(2)   By-laws                                                                         B*
    3.3      Amended and Restated By-laws                                                    O*
    3.4      Certificate of Designation                                                      U
    4.1      Specimen Common Stock Certificate                                               D*
    4.2      Form of Subscription Agreement                                                  E*
    4.3      Loan and Security Agreement, dated as of January 27, 2005, by and               F*
             between Velocity Investments, LLC and Wells Fargo Foothill, Inc.
    4.4      General Continuing Guaranty, dated January 27, 2005, executed by                F*
             Registrant in favor of Wells Fargo Foothill, Inc.
    4.5      Security and Pledge Agreement, dated as of January 27, 2005, by and             F*
             between Registrant and Wells Fargo Foothill, Inc.
    4.6      Subordination Agreement, dated as of January 27, 2005, by and between           F*
             Registrant and Wells Fargo Foothill, Inc.
    4.7      Form of promissory note issued on April 15, 2005                                L*
    4.8      10% Convertible Debenture due April 27, 2005                                    O*
    4.9      Common Stock Purchase Warrant                                                   O*
   4.10      Warrant to Purchase 100,000 Shares of Series A Convertible Preferred Stock      T
   4.11      Specimen Series A Convertible Preferred Stock Certificate                       T
   4.12      Common Stock Purchase Warrant                                                   V

   4.13      Amended 10% Convertible Secured Debenture                                       V

   4.14      Form of Common Stock Warrant                                                    Z

    5.1      Opinion of Ellenoff Grossman & Schole LLP                                       **
   10.1      Business Advisory Agreement, dated as of February 5, 2004, by and               G*
             between Lomond International, Inc. and Registrant
   10.2      Employment Contract, dated as of September 8, 2004, by and between              H*
             Registrant and James J. Mastriani
   10.3      Independent Consulting Agreement, dated December 16, 2004, between              I*
             Registrant and The Del Mar Consulting Group, Inc.
   10.4      Non-qualified Stock Option Agreement, dated December 16, 2004, Between          I*
             Registrant and The Del Mar Consulting Group, Inc.
   10.5      Employment Agreement, dated as of January 1, 2004, between John C.              J*
             Kleinert and STB, Inc. (n/k/a Velocity Asset Management, Inc.)
   10.6      Addendum, dated September 1, 2004, to Employment Agreement, dated as of         J*
             January 1, 2004, between John C. Kleinert and Registrant
   10.7      Employment Agreement, dated as of January 1, 2004, between John C.              J*
             Kleinert and J. Holder, Inc.
   10.8      Addendum, dated September 1, 2004, to Employment Agreement, dated As of         J*
             January 1, 2004, between John C. Kleinert and J. Holder, Inc.
   10.9      Employment Agreement, dated as of January 1, 2004, between Velocity             J*
             Investments, LLC and W. Peter Ragan, Jr.
  10.10      Addendum, dated September 1, 2004, to Employment Agreement, dated As of         J*
             January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments,
             LLC
  10.11      Employment Agreement, dated as of January 1, 2004, between VOM, LLC and         J*
             W. Peter Ragan, Sr.
  10.12      Addendum, dated September 1, 2004, to Employment Agreement, dated As of         J*
             January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC
  10.13      Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan,         J*
             P.C. and Velocity Investments, LLC
  10.14      Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan,         J*
             P.C. and VOM, LLC
  10.15      Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan,         J*
             P.C. and J. Holder, Inc.
  10.16      Addendum, dated January 1, 2006, to Employment Agreement, dated as of           J
             January 1, 2004, between John C. Kleinert and Registrant
  10.17      Addendum, dated January 1, 2006, to Employment Agreement, dated As of           J
             January 1, 2004, between John C. Kleinert and J. Holder, Inc.
  10.18      Addendum, dated January 1, 2006, to Employment Agreement, dated As of           J
             January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments,
             LLC
  10.19      Addendum, dated January 1, 2006, to Employment Agreement, dated As of           J
             January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC
  10.20      Form of Legal Collection Agreement                                              J*
  10.21      Real Estate Joint Venture Agreement dated June 2, 2005                          M*
  10.22      Business Advisory Agreement dated September 1, 2005                             N*
  10.23      Securities Purchase Agreement dated October 27, 2005                            O*
  10.24      Registration Rights Agreement dated October 27, 2005                            O*
  10.25      Security Agreement dated October 27, 2005                                       O*
  10.26      Subsidiary Guarantee dated October 27, 2005                                     O*
  10.27      Amendment No. 1 to Business Advisory Agreement dated as of November 11,         Q*
             2005
  10.28      Director Indemnification Agreement                                              Q*
  10.29      First Amendment to Loan and Security Agreement by and between Wells             R*
             Fargo Foothill, Inc. and Velocity  Investments, L.L.C. dated as of
             February 27, 2006
  10.30      Addendum, dated January 1, 2006, to Employment Agreement, dated as of           S
             January 1, 2004, between John C. Kleinert and Registrant
  10.31      Addendum, dated January 1, 2006, to Employment Agreement, dated As of           S
             January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments,
             LLC
  10.32      Addendum, dated January 1, 2006, to Employment Agreement, dated As of           S
             January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC
  10.32      Amendment Agreement                                                             V
  10.33      Second Amendment to Loan and Security Agreement, dated December 8, 2006         X
  10.34      Third Amendment to Loan and Security Agreement, dated December 8, 2006          X
  10.35      Agreement of Lease, dated May 2, 2007                                           Y
  10.36      Registration Rights Agreement, dated September 26, 2007                         Z
   14.1      Code of Ethics                                                                  S
   16.1      Letter of Robert C. Seiwell, Jr. CPA                                            K*
   16.2      Letter of Robert C. Seiwell, Jr. CPA                                            W*
   21.1      Subsidiaries of the Registrant                                                  P*
   23.1      Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)            **
   23.2      Consent of Weiser LLP                                                           **
   23.3      Cowan and Gunteski & Co., P.A.                                                  **
   31.1      Certification of the Chief Executive Officer pursuant to Section 302 of         S
             the Sarbanes-Oxley Act of 2002
   31.2      Certification of the Chief Financial Officer pursuant to
             Section 302 of the Sarbanes-Oxley Act of 2002                                   S

   32.1      Certification of the Chief Executive Officer pursuant to 18 U.S.C.              S
             Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley
             Act of 2002
   32.2      Certification of the Chief Financial Officer pursuant to 18 U.S.C.              S
             Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley
             Act of 2002
   99.1      Audit Committee Charter                                                         S
   99.2      Nominating Committee Charter                                                    S

**filed herewith

      A Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 18, 2004.

      B Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33.13609A) filed with the Securities and Exchange Commission.

      C Incorporated by reference to Registrant's Definitive Information Statement filed with the Securities and Exchange Commission on March 19, 2004.

      D Previously filed with Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2004.

      E Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2004.

      F Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.

      G Incorporated by reference to Schedule 13D filed by Lomond International, Inc. with the Securities and Exchange Commission on March 10, 2004.

      H Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004.

      I Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.

      J Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-122062, filed with the Securities Exchange Commission on March 16, 2005.

      K Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2004.

      L Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2005.

      M Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2005.

      N Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2005.

      O Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2005.

      P Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-130234, filed with the Securities Exchange Commission on December 29, 2005.

      Q Incorporated by reference to Registrant's Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on December 2, 2005

      R Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2006.

      S Incorporated by reference to Registrant's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006.

      T Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2006.

      U Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2006.

      V Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2006.

      * In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

Item 17. Undertakings.

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

            (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ramsey, New Jersey, on November 1, 2007.

                                VELOCITY ASSET MANAGEMENT, INC.

                                By: /s/ John C. Kleinert
                                   ---------------------------------------------
                                    Name: John C. Kleinert
                                    Title: President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints John C. Kleinert his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

         Person                         Capacity                      Date
------------------------  ------------------------------------  ----------------

/s/ John C. Kleinert      Chief Executive Officer, President
------------------------  Chairman of the Board and Director    November 1, 2007
John C. Kleinert

/s/ W. Peter Ragan Sr.    Vice President, Director              November 1, 2007
------------------------
W. Peter Ragan Sr.

/s/ Steven Marcus         Director                              November 1, 2007
------------------------
Steven Marcus

                          Director                              November 1, 2007
------------------------
Dr. Michael Kelly

                          Director                              November 1, 2007
------------------------
David Granatell

/s/ James J. Mastriani    Chief Financial Officer, Chief Legal
------------------------  Officer, Secretary, Treasurer         November 1, 2007
James J. Mastriani